Exhibit 99.1

Customers Bancorp 1015 Penn Avenue Wyomissing, PA 19610 Contacts: Jay Sidhu, Chairman & CEO 610-935-8693 Richard Ehst, President & COO 610-917-3263 Investor Contact: Robert Wahlman, CFO 610-743-8074

CUSTOMERS BANCORP REPORTS CONTINUED
STRONG EARNINGS AND ORGANIC GROWTH

•	3Q 2014 Net Income up 41% over Q3 2013 and up 14% over Q2 2014

•	3Q 2014 EPS up 40% over Q3 2013 and up 14% over Q2 2014

•	3Q 2014 Efficiency Ratio of 54.5% and Return on Equity of 11.0%

•	YTD through September 2014 Net Income up 26.8% over same period last year

Wyomissing, PA — October 21, 2014 — Customers Bancorp, Inc. (NASDAQ: CUBI), the parent company of Customers Bank (collectively “Customers”), reported earnings of $11.7 million for the quarter ended September 30, 2014 (“Q3 2014”) compared to earnings of $8.3 million for the quarter ended September 30, 2013 (“Q3 2013”), an increase of 41.0%, and earnings of $10.2 million for the quarter ended June 30, 2014 (“Q2 2014”), an increase of 14.0%.  Q3 2014 fully diluted earnings per share was $0.42, compared to $0.30 in Q3 2013 and $0.37 in Q2 2014.  Average fully diluted shares for Q3 2014 were 28.0 million compared to average fully diluted shares for Q3 2013 of 27.9 million.  Customers also reported earnings of $30.0 million year-to-date through September 30, 2014 compared to earnings of $23.7 million in the first nine months of 2013, an increase of 26.8%.

Customers’ increase in earnings has resulted principally from higher interest income on loans and higher non-interest income.  Since December 31, 2013 Customers’ loan balances (including loans held for sale) have grown $2.3 billion, a 71% increase in loan balances for the nine months ended September 30, 2014.  During Q3 2014 loan balances grew $800 million to $5.5 billion, an increase of 17% over Q2 2014.  During Q3 2014 multi-family loans increased $357 million, warehouse loans were up $187 million, and commercial loans (including commercial real estate) were up $256 million over Q2 2014.  Q3 2014 net interest income was up 47.9% over Q3 2013.  Q3 2014 non-interest income was up 9.5% over Q3 2013.

Jay Sidhu, Chairman and CEO of Customers reflected, “We are extremely pleased to report very strong core earnings growth during Q3 2014 and the first nine months of 2014.  Our growth results from execution of our strategy to diversify and grow our loan and deposit portfolios to fully utilize the capital provided by our investors.  We believe we are on track with our plans and remain confident we will meet or exceed the earnings guidance we have provided for 2014 and 2015.  We again state our goals of reaching about a 1.0% return on assets and a 12.0% return on equity within two to three years.  We expect that we will achieve these goals while reducing the rate of Customers’ asset growth to a level supported by growth in retained earnings.”

Other financial highlights for Q3 2014 included:

•
Net interest income grew by $13.0 million to $40.2 million in Q3 2014 compared to Q3 2013 (47.9% year over year growth), and by $3.3 million compared to Q2 2014 (8.9% consecutive quarter growth), principally due to the growth in the loan portfolio.  Net interest margin was 2.79% for Q3 2014 compared to 2.94% for Q2 2014, with approximately 13 basis points of the margin compression resulting from the issuance of $110 million of subordinated debt and $25 million of holding company senior notes in late Q2 2014, and the remainder of the decrease resulting from continued lengthening of liability maturities and the growing investment in the very strong credit quality, but lower margin, multi-family loan portfolio.

•
Q3 2014 provision for loan losses of $5.0 million, of which $1.8 million was due to increasing our estimates for amounts to be received from liquidation of FDIC covered loans (which resulted in Customers writing down the estimated FDIC loss sharing receivable through the provision for loan losses).

•
Q3 2014 non-interest expense was $24.7 million, an increase of $6.3 million from Q3 2013, and a decrease of $0.5 million from Q2 2014 non-interest expense of $25.2 million.  The Q3 2014 non-interest expense decrease over the preceding quarter ended a trend of quarterly non-interest expense increases. The Q3 2014 efficiency ratio was 54.5%, down from the Q3 2013 efficiency ratio of 57.6% and the Q2 2014 efficiency ratio of 58.0%.

•
The Q3 2014 income tax expense rate was 25.2% of pre-tax income, and is expected to be approximately 33% for the year.  The lower estimated rate for 2014 compared to the 2013 rate of 35% resulted from a return to provision and deferred tax analysis performed during third quarter 2014.

•
The increase in Q3 2014 net income resulting from the $1.3 million deferred tax asset adjustment was largely offset by the provision charge of $1.8 million to write-down the FDIC indemnification asset.

•
Non-performing loans not covered by FDIC loss share agreements were only $9.9 million at September 30, 2014, a decrease of $3.6 million (26.8%) from December 31, 2013.  Non-performing non-covered loans were 0.18% of non-covered loans outstanding at September 30, 2014 compared to 0.43% as of December 31, 2013.

•
The allowance for loan losses totaled $31.1 million as of September 30, 2014.  The September 30, 2014 allowance for loan losses was 223% of total non-performing loans compared to 125% as of December 31, 2013.

•	Capital ratios continue to exceed the “well capitalized” thresholds, although the ratios have decreased due to the increase in assets.

•
Customers’ tangible book value per share increased to $15.79 at September 30, 2014 compared to $14.18 at September 30, 2013 and $15.34 at June 30, 2014, an increase of 11.4% year-over-year and 2.9% sequentially.

 “Customers is on target to meet or exceed the earnings guidance we have provided for 2014 and 2015.  To manage capital, we expect to slow our asset growth going forward to levels that are supported by growth in retained earnings.  Customers intends to continue selling a portion of its multi-family loan portfolio for the foreseeable future while adding commercial and industrial and other commercial loans to our balance sheet.” stated Robert Wahlman, Chief Financial Officer of Customers Bancorp, Inc.

EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)
	Q3	Q2	Q3
	2014	2014	2013

Net income available to common shareholders	$11,662	$10,233	$8,268
Basic earnings per share ("EPS") (1)	$0.44	$0.38	$0.30
Diluted EPS (1)	$0.42	$0.37	$0.30
Average shares outstanding - diluted (1)	27,984,840	27,982,404	27,870,883

Return on average assets	0.8%	0.8%	0.9%
Return on average common equity	11.0%	10.0%	8.6%
Net interest margin, tax equivalent	2.79%	2.94%	3.11%
Non performing loans to total loans (including held for sale and FDIC covered loans)	0.25%	0.40%	0.70%
Reserves to non performing loans (NPL's)	246.4%	184.2%	157.6%

Tangible book value per common share (period end) (1) (2)
Period end stock price (1)	$15.79	$15.34	$14.18
	$17.96	$20.01	$14.64
(1) Share and per share amounts have been adjusted to give effect to the 10% stock dividend declared on May 15, 2014 and issued on June 30, 2014.

(2) Calculated as total equity less goodwill and other intangibles divided by common shares outstanding at period end.

Net Income, Earnings Per Share and Tangible Book Value

Q3 2014 net income of $11.7 million was up $3.4 million, or 41.0%, from Q3 2013.  Q3 2014 diluted earnings per share was $0.42 with 28.0 million diluted shares, compared to Q3 2013 earnings of $8.3 million and diluted earnings per share of $0.30 with 27.9 million diluted shares.  Customers’ tangible book value per share increased to $15.79 as of September 30, 2014 compared to $14.18 as of September 30, 2013, an increase of 11.4%.  The increase in net income in Q3 2014 compared to Q3 2013 was primarily due to increased net interest income, fueled by strong loan growth while maintaining strong asset quality and growing deposits.  The increased tangible book value reflects Customers’ strategic commitment to consistently maintain and grow tangible book value per share through growth in earnings with the expectation that it will eventually result in superior shareholder value creation.

Net Interest Margin

The net interest margin decreased 32 basis points from Q3 2013 and decreased 15 basis points from Q2 2014.  Approximately 13 basis points of the Q3 2014 net interest margin decrease relative to Q3 2013 and Q2 2014 resulted from the issuance of $110 million of subordinated debt and $25 million of holding company senior notes in late Q2 2014, and the remainder of the decrease resulted principally from lengthening the liability maturities and the growing investment in the very strong credit quality, but lower net interest margin, multi-family loan portfolio.

Non-Interest Income

Q3 2014 non-interest income of $5.1 million was up $0.4 million compared to $4.7 million in Q3 2013, and down $1.8 million compared to $6.9 million in Q2 2014.  The $0.4 million increase in Q3 2014 non-interest income compared to Q3 2013 non-interest income resulted primarily from a gain realized from the sale of multi-family loans during Q3 2014.  The Q3 2014 non-interest income decrease compared to Q2 2014 resulted from lower mortgage banking income (down $1.3 million) and lower gains on sales of investment securities (down $0.4 million).

Non-Interest Expense

Operating expenses in Q3 2014 of $24.7 million were up $6.3 million (34.5%) over Q3 2013, but decreased $0.5 million compared to Q2 2014 operating expenses of $25.2 million.  Q3 2014 operating expenses were up compared to Q3 2013 because of a greater level of business activities as Customers grew its deposits, multi-family, commercial and industrial and commercial real estate loan portfolios, and recruited larger lending, support, risk management, and compliance teams over the past year.  The decrease during Q3 2014 resulted from declines in advertising, professional services and miscellaneous other expenses and ended a trend of quarterly non-interest expense increases.

Provision for Loan Losses and Asset Quality

The Q3 2014 provision for loan losses of $5.0 million was principally due to the loans held for investment growth during Q3 2014. In addition, $1.8 million of the Q3 2014 provision expense resulted from increasing our estimates of cash receipts from borrowers or liquidation of collateral related to loans covered by the FDIC loss share agreements.  An increase in estimated cash flows results in lower losses on FDIC covered loans, a lower level of claims and reimbursements by the FDIC, and the write-down of the FDIC loss sharing receivable.  The Q3 2013 provision for loan losses was $0.8 million.1

Customers separates its loan portfolio into “covered” and “non-covered” loans for purposes of analyzing and managing asset quality.  Covered loans are those loans that are covered by FDIC purchase and assumption, or loss sharing, agreements, and for which Customers is reimbursed 80% of allowable incurred losses.  Covered loans totaled $44.5 million at September 30, 2014, $66.7 million at December 31, 2013, and $81.3 million at September 30, 2013.  Non-accrual covered loans totaled $4.1 million at September 30, 2014, $5.6 million at December 31, 2013 and $5.8 million at September 30, 2013.  Covered real estate owned totaled $10.2 million at September 30, 2014, $7.0 million at December 31, 2013 and $7.8 million at September 30, 2013.

1 Beginning in Q4 2013, the provision for loan losses is reported net of the amount of estimated credit losses on covered loans to be recovered from the Federal Deposit Insurance Corporation (the “FDIC”) pursuant to specific purchase and assumption, or loss sharing, agreements. Q3 2013 amounts have been reclassified to be consistent with the current presentation. Previously, changes in the amount recoverable from the FDIC had been reported as a separate amount in non-interest income.

Non-covered loans are all loans not covered by the FDIC loss share agreements.  Non-covered loans include loans accounted for as held for sale as well as loans accounted for as held for investment.  Non-covered loans totaled $5.5 billion at September 30, 2014, $3.1 billion at December 31, 2013, and $2.9 billion at September 30, 2013.  Non-accrual non-covered loans totaled $9.9 million at September 30, 2014 (0.18% of total non-covered loans), $13.5 million (0.43% of total non-covered loans) at December 31, 2013 and $14.9 million (0.51% of total non-covered loans) at September 30, 2013.  Non-covered loans 30 to 89 days delinquent at September 30, 2014 totaled $8.2 million (0.15% of non-covered loans.)

Strong Core Deposit Growth

Total deposits were $4.3 billion at September 30, 2014, a growth of approximately $1.3 billion or 45% from December 31, 2013.  Non-interest bearing demand deposits were almost $700 million, approximately 16% of total deposits.  Money market deposits were $2 billion at September 30, 2014 with CDs being only 35% of total deposits.  Average deposits per branch exceeded $200 million for the first time.  This performance and resulting low efficiency ratio gives Customers an opportunity to focus on strong credit quality niches and not stretch for higher risk, higher rate loans and still achieve above average profitability with lower than average margin.

Diversified Loan Portfolio

Customers is a Business Bank that principally focuses on four lending activities; commercial and industrial loans to privately held businesses, multi-family loans principally to high net worth families in the New York City area, selected commercial real estate loans, and banking services to privately held mortgage companies. Commercial and industrial loans, including owner occupied commercial real estate loans were $1.1 billion at September 30, 2014, an increase of 44% from December 31, 2013. Multi-family loans were $2.2 billion, mortgage warehouse loans were $1.3 billion while non-owner occupied commercial real estate loans were only $0.5 billion, respectively, at September 30, 2014.

Looking Ahead

“We are very confident and excited about our future.  We intend to continue focusing on our core business at Customers, growing commercial loans and core deposits. Over the next few months, we intend to gradually launch Bank Mobile, America’s first mobile platform based full service bank, that intends to serve millennials, middle class American families and the underserved consumers throughout America.  These segments of the consumer market paid last year $39 billion in overdraft and check cashing fees. This amount is two times what America spends on breast cancer and lung cancer combined each year.  We intend to introduce fee free banking to these segments of the US population through Bank mobile,” Mr. Sidhu said.  “Customers’ stock is currently trading at approximately 11.8 times estimated 2014 earnings and approximately 10 times estimated 2015 earnings.  Price to tangible book value is approximately 1.0 times estimated average 2015 book value.  Previously Customers disclosed 2014 and 2015 earnings per share estimates of $1.49 - $1.53 and $1.75 - $1.80, respectively,” Mr. Sidhu concluded.

Conference Call

Date:	October 21, 2014
Time:	10:00 am ET
US Dial-in:	888-430-8705
International Dial-in:	719-325-2144
Conference ID:	3667557
Webcast:	http://public.viavid.com/index.php?id=111345

Institutional Background

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank.  Customers Bank is a community-based, full-service bank with assets of approximately $6.5 billion.  A member of the Federal Reserve System and deposits insured by the Federal Deposit Insurance Corporation (“FDIC”), Customers Bank provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, New York, Rhode Island, Massachusetts, and New Jersey.  Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc. is listed on the NASDAQ stock market under the symbol CUBI.  Additional information about Customers Bancorp, Inc. can be found on the company’s website, www.customersbank.com.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” which are made in good faith by Customers Bancorp, Inc., pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q. Customers Bancorp, Inc. does not undertake to update any forward looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)

	Q3	Q2	Q3
	2014	2014	2013
Interest income:
Loans receivable, including fees	$39,640	$35,220	$22,485
Loans held for sale	8,503	6,715	9,495
Investment securities	2,361	2,543	1,423
Other	794	614	342
Total interest income	51,298	45,092	33,745

Interest expense:
Deposits	6,179	5,727	5,470
Other borrowings	1,494	1,184	789
FHLB Advances	1,711	1,141	272
Subordinated debt	1,700	110	16
Total interest expense	11,084	8,162	6,547
Net interest income	40,214	36,930	27,198
Provision for loan losses	5,035	2,886	750
Net interest income after provision for loan losses	35,179	34,044	26,448

Non-interest income:
Mortgage warehouse transactional fees	2,154	2,215	3,090
Mortgage loan and banking income	212	1,554	50
Bank-owned life insurance income	976	836	615
Gain/(loss) on sale of loans	695	572	(6)
Gain on sale of investment securities	-	359	-
Deposit fees	192	212	198
Other	873	1,163	714
Total non-interest income	5,102	6,911	4,661

Non-interest expense:
Salaries and employee benefits	12,070	11,591	8,963
FDIC assessments, taxes, and regulatory fees	3,320	3,078	1,105
Occupancy	2,931	2,595	2,289
Professional services	1,671	1,881	1,191
Technology, communication and bank operations	1,485	1,621	1,121
Other real estate owned expense	603	890	401
Loan workout	388	477	928
Advertising and promotion	261	428	450
Other	1,950	2,644	1,899
Total non-interest expense	24,679	25,205	18,347
Income before tax expense	15,602	15,750	12,762
Income tax expense	3,940	5,517	4,494
Net income	$11,662	$10,233	$8,268

Basic earnings per share (1)	$0.44	$0.38	$0.30
Diluted earnings per share (1)	0.42	0.37	0.30

(1) Earnings per share amounts have been adjusted to give effect to the 10% common stock dividend declared on May 15, 2014 and issued on June 30, 2014.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)

	September 30,
	2014	2013
Interest income:
Loans receivable, including fees	$103,216	$57,780
Loans held for sale	20,301	31,536
Investment securities	7,944	3,334
Other	1,805	789
Total interest income	133,266	93,439

Interest expense:
Deposits	17,321	15,742
Other borrowings	3,834	868
FHLB Advances	3,348	840
Subordinated debt	1,826	49
Total interest expense	26,329	17,499
Net interest income	106,937	75,940
Provision for loan losses	12,288	2,748
Net interest income after provision for loan losses	94,649	73,192

Non-interest income:
Mortgage warehouse transactional fees	6,128	10,626
Mortgage loan and banking income	2,175	50
Bank-owned life insurance income	2,646	1,658
Gain on sale of loans	1,266	402
Gain on sale of investment securities	3,191	-
Deposit fees	618	487
Other	3,298	1,784
Total non-interest income	19,322	15,007

Non-interest expense:
Salaries and employee benefits	33,012	24,868
FDIC assessments, taxes, and regulatory fees	8,529	3,510
Occupancy	8,162	6,309
Professional services	5,834	3,149
Technology, communication and bank operations	4,666	3,023
Other real estate owned expense	1,845	962
Loan workout	1,306	1,674
Advertising and promotion	1,104	973
Loss contingency	-	2,000
Other	6,592	5,254
Total non-interest expense	71,050	51,722
Income before tax expense	42,921	36,477
Income tax expense	12,885	12,794
Net income	$30,036	$23,683

Basic earnings per share (1)	$1.12	1.00
Diluted earnings per share (1)	1.08	0.98

(1) Earnings per share amounts have been adjusted to give effect to the 10% common stock dividend declared on May 15, 2014 and issued on June 30, 2014.

CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)

	September 30,	December 31,	September 30,
	2014	2013	2013
ASSETS
Cash and due from banks	$89,728	$60,709	$88,539
Interest-earning deposits	241,578	172,359	167,114
Cash and cash equivalents	331,306	233,068	255,653
Investment securities available for sale, at fair value	409,303	497,573	497,566
Loans held for sale	1,395,720	747,593	917,939
Loans receivable not covered under Loss Sharing Agreements with the FDIC	4,065,672	2,398,353	2,018,532
Loans receivable covered under Loss Sharing Agreements with the FDIC	44,463	66,725	81,255
Allowance for loan losses	(31,083)	(23,998)	(26,800)
Total loans receivable, net of allowance for loan losses	4,079,052	2,441,080	2,072,987
FHLB, Federal Reserve Bank, and other restricted stock	85,732	43,514	19,113
Accrued interest receivable	13,744	8,362	7,866
FDIC loss sharing receivable	5,995	10,046	11,038
Bank premises and equipment, net	11,147	11,625	11,055
Bank-owned life insurance	137,575	104,433	85,991
Other real estate owned	17,755	12,265	13,601
Goodwill and other intangibles	3,667	3,676	3,680
Other assets	41,439	39,938	28,623
Total assets	$6,532,435	$4,153,173	$3,925,112

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing	$697,415	$478,103	$671,218
Interest-bearing deposits	3,586,725	2,481,819	2,572,102
Total deposits	4,284,140	2,959,922	3,243,320
Federal funds purchased	-	13,000	-
FHLB advances	1,594,500	706,500	172,000
Other borrowings	88,250	63,250	63,250
Subordinated debt	112,000	2,000	2,000
Accrued interest payable and other liabilities	27,746	21,878	55,657
Total liabilities	6,106,636	3,766,550	3,536,227

Common stock	27,267	24,756	24,742
Additional paid in capital	354,561	307,231	306,183
Retained earnings	55,245	71,008	61,997
Accumulated other comprehensive loss	(3,020)	(8,118)	(3,537)
Treasury stock, at cost	(8,254)	(8,254)	(500)
Total shareholders' equity	425,799	386,623	388,885
Total liabilities & shareholders' equity	$6,532,435	$4,153,173	$3,925,112

Average Balance Sheet / Net Interest Margin (Unaudited)
(Dollars in thousands)
	Three Months Ended September 30,
	2014		2013
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$244,013	0.25%	$230,992	0.26%
Investment securities	421,213	2.24%	235,927	2.41%
Loans held for sale	1,014,068	3.33%	985,050	3.82%
Loans held for investment	3,977,407	3.96%	1,999,846	4.48%
Other interest-earning assets	83,313	3.05%	22,805	3.37%
Total interest earning assets	5,740,014	3.55%	3,474,620	3.86%
Non-interest earning assets	238,223		158,661
Total assets	$5,978,237		$3,633,281

Liabilities
Total interest bearing deposits (1)	3,268,502	0.75%	2,561,855	0.85%
Borrowings	1,674,576	1.17%	244,149	1.76%
Total interest bearing liabilities	4,943,078	0.89%	2,806,004	0.93%
Non-interest bearing deposits (1)	596,497		439,276
Total deposits & borrowings	5,539,575	0.79%	3,245,280	0.80%
Other non-interest bearing liabilities	16,596		4,993
Total liabilities	5,556,171		3,250,273
Shareholders' equity	422,066		383,008
Total liabilities and shareholders' equity	$5,978,237		$3,633,281

Net interest margin		2.78%		3.11%
Net interest margin tax equivalent		2.79%		3.11%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.63% and 0.72% for the three months ended September 30, 2014 and 2013, respectively.

Asset Quality as of September 30, 2014 (Unaudited)
(Dollars in thousands)
	Total Loans	Non Accrual /NPL's	Other Real Estate Owned	Non Performing Assets (NPA's)	Allowance for loan losses	Cash	Total Credit	NPL's/	Total Reserves to
Loan Type						Reserve	Reserves	Total Loans	Total NPL's
Pre September 2009 Originated Loans
Legacy	$57,615	$5,178	$6,464	$11,642	$2,898	$-	$2,898	8.99%	55.97%
Troubled debt restructurings (TDR's)	1,661	657	-	657	85	-	85	39.55%	12.94%
Total Pre September 2009 Originated Loans	59,276	5,835	6,464	12,299	2,983	-	2,983	9.84%	51.12%

Originated Loans (Post 2009)
Warehouse	34,533	-	-	-	259	-	259	0.00%	0.00%
Manufactured Housing	4,382	61	-	61	88	-	88	1.39%	144.82%
Commercial	1,401,490	1,664	335	1,999	10,261	-	10,261	0.12%	616.65%
MultiFamily	1,993,431	-	-	-	7,974	-	7,974	0.00%	0.00%
Consumer/ Mortgage	157,674	151	-	151	675	-	675	0.10%	446.05%
TDR's	557	-	-	-	-	-	-	0.00%	0.00%
Total Originated Loans	3,592,067	1,876	335	2,211	19,257	-	19,257	0.05%	1026.44%

Acquired Loans
Berkshire	9,250	1,350	425	1,775	342	-	342	14.59%	25.33%
Total FDIC (covered and non covered)	31,421	4,061	10,208	14,269	528	-	528	12.92%	13.00%
Manufactured Housing	118,733	-	323	323	-	3,308	3,308	0.00%	0.00%
Flagstar (Commercial)	126,742	-	-	-	-	-	-	0.00%	0.00%
Flagstar (Residential)	109,294	-	-	-	-	-	-	0.00%	0.00%
TDR's	3,258	833	-	833	145	-	145	25.57%	17.41%
Total Acquired Loans	398,698	6,244	10,956	17,200	1,015	3,308	4,323	1.57%	69.24%

Acquired Purchased Credit Impaired Loans
Berkshire	43,550	-	-	-	5,416	-	5,416	0.00%	0.00%
Total FDIC - Covered	12,545	-	-	-	2,179	-	2,179	0.00%	0.00%
Manufactured Housing 2011	4,248	-	-	-	233	-	233	0.00%	0.00%
Total Acquired Purchased Credit Impaired Loans	60,343	-	-	-	7,828	-	7,828	0.00%	0.00%
Unamortized fees/discounts	(249)							0.00%	0.00%
Total Loans Held for Investment	4,110,135	13,955	17,755	31,710	31,083	3,308	34,391	0.34%	246.44%
Total Loans Held for Sale	1,395,720	-	-	-	-	-	-	0.00%	0.00%
Total Portfolio	$5,505,855	$13,955	$17,755	$31,710	$31,083	$3,308	$34,391	0.25%	246.44%